EXECUTION COPY



                             STOCKHOLDERS' AGREEMENT


                  This STOCKHOLDERS' AGREEMENT is dated as of October 8, 1999, among Alyn Corporation, a Delaware corporation (the "Company"), Arne van Roon ("van Roon") and Robin A. Carden ("Carden"; together with van Roon, referred to herein as "Management Stockholders"), Fleming US Discovery Fund III, L.P. and Fleming US Discovery Offshore Fund III, L.P. (collectively, the "Fleming Funds"). The Fleming Funds, any Fleming Holder and any Transferee are collectively referred to herein as the "Investor Group" and, individually, an "Investor."

                              W I T N E S S E T H:

                  WHEREAS, pursuant to the terms of the Stock and Warrant Purchase Agreements, dated as of September 29, 1999, between the Company and each of the Fleming Funds (the "Stock and Warrant Purchase Agreements"), the Fleming Funds have purchased 75,000 shares of the Company's Series C Convertible Preferred Stock, par value $.01 per share (the "Series C Preferred");

                  WHEREAS, van Roon beneficially owns (i) 11,000 shares of the Company's Common Stock, par value $.001 per share (the "Common Stock"), which constitutes approximately one-tenth of one percent (0.10%) of the outstanding shares of Common Stock (such shares, along with any shares of Common Stock or other equity securities of the Company that van Roon may subsequently acquire, the "van Roon Shares"), and (ii) options exercisable for the purchase of 750,000 shares of Common Stock and warrants exercisable for the purchase of 50,000 shares of Common Stock;

                  WHEREAS, Carden beneficially owns (i) 2,544,500 shares of Common Stock, which constitutes approximately twenty-one percent (21.0%) of the outstanding shares of the Common Stock (such shares along with any shares of Common Stock or other equity securities of the Company that Carden may subsequently acquire, the "Carden Shares"; together with the van Roon Shares, referred to herein as "Management Shares");

                  WHEREAS, it is a condition precedent to the Company's and the Fleming Funds' respective obligations to consummate the transactions contemplated by the Stock and Warrant Purchase Agreements that the parties hereto shall have entered into this Agreement; and

                  WHEREAS, each of van Roon, Carden, the Company and the Fleming Funds desires to enter into this Agreement to regulate certain aspects of their relationship;



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                  NOW, THEREFORE, in consideration of the arguments and mutual covenants contained herein, the parties hereto hereby agree as follows:

1.       RIGHTS OF INCLUSION (TAG-ALONG RIGHTS).

                  (a) In the event a Management Stockholder proposes to Transfer any Management Shares (the "Transferor Shares") to any Person (the "Buyer"), as a condition to such Transfer, such Management Stockholder shall cause the Buyer to offer (the "Inclusion Offer") to purchase from each Investor, at each such Investor's option, up to that number of Investor Shares determined in accordance with Section 1(b) on the same terms and conditions as are applicable to the Transferor Shares (including any consideration to be received by such Management Stockholder in the form of bonuses, consulting fees, noncompetition payments, pursuant to employment arrangements or similar arrangements), except that each Investor shall not be required to provide any representation, warranty or other undertaking other than with respect to its ownership of, and authority to Transfer, the Investor Shares owned by it free of any liens or encumbrances. Such Management Stockholder shall provide prompt written notice to each Investor (the "Inclusion Notice") setting forth all the terms and conditions of the Inclusion Offer, and each Investor may accept the Inclusion Offer in whole or in part by providing a written notice of acceptance with respect to Investor Shares owned by it to such Management Stockholder within ten (10) business days of delivery of the Inclusion Notice to it (the "Acceptance Notice").

                  (b) Each Investor shall have the right to sell, pursuant to the Inclusion Offer, Investor Shares representing the same percentage of all Investor Shares owned by it as the Transferor Shares are of all Management Shares owned by such Management Stockholder (such percentage shall be calculated on the basis that all shares of Series C Preferred owned by each Investor have been converted into shares of Common Stock at the current conversion price per share under Section 5 of the Certificate of Designations); provided, however, that if no Investor elects to exercise such right, such Management Stockholder shall nonetheless be entitled to Transfer all or any portion of the Transferor Shares described in the Inclusion Notice. In the event the number of Investor Shares for which the Investor Group elects to exercise such right, along with the Transferor Shares and any other shares of the Company to be sold by other stockholders pursuant to any similar rights granted to such other stockholders, exceed the number of shares which the Buyer is willing to purchase, the number of shares to be Transferred to the Buyer by each transferor shall be reduced so that each transferor is entitled to Transfer the same percentage of its shares included in its Acceptance Notice as each other transferor. Any such Investor shall, prior to or simultaneously with such Transfer, convert such shares of Series C Preferred into shares of Common Stock so that each Investor Transfers only Common Stock to the Buyer.

                  (c) Such Management Stockholder shall have ninety (90) days, commencing on the date of the Inclusion Notice, in which to Transfer, on behalf of himself and the Investor Group up to the number of shares covered by the Inclusion Offer (including the Transferor Shares) to the Buyer. The terms of such Transfer, including, without limitation, price and form of consideration, shall be as set forth in the Inclusion Notice. If at the end of such ninety (90) day period such Management Stockholder has not completed the Transfer of the Transferor Shares and the Investor Shares (if any) proposed to be Transferred, such Management Stockholder may not proceed with such Transfer or any other Transfer without first giving a new Inclusion Notice pursuant to the provisions of this Section 1.


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                  (d) If such Management Stockholder is able to complete the
Transfer of the Transferor Shares and the Investor Shares (if any) proposed to be Transferred within such ninety (90) day period, at the closing thereof, each Investor shall deliver to the Buyer a certificate or certificates representing the Investor Shares owned by it to be Transferred pursuant to the Inclusion Offer, free and clear of all liens and encumbrances, and the Buyer shall pay to each such Investor the purchase price for the Investor Shares so Transferred pursuant to this Section 1 and shall furnish such other evidence of the completion of such Transfer and the terms thereof as may be reasonably requested by the Investor Group.

                  (e) The provisions of this Section 1 shall not apply to any Transfer or proposed Transfer by a Management Stockholder of Management Shares which represents twelve and one-half percent (12.5%) or less of the Management Shares held by such Management Stockholder on the Closing Date (as defined in the Stock and Warrant Purchase Agreements) if such Transfer or proposed Transfer by such Management Stockholder of Management Shares, together with all other Transfers by such Management Stockholder of Management Shares on or prior to the date of such Transfer, represent twenty-five percent (25%) or less of the Management Shares held by such Management Stockholder on the Closing, with Management Shares held by such Management Stockholder on the Closing Date to be appropriately adjusted to reflect any stock split, stock dividend, recapitalization or similar event; provided, however, that each Transfer of such Management Shares that takes place within one year of any other Transfer to the same Person or any Affiliate of such Person shall be aggregated for purposes of such twelve and one-half percent (12.5%) threshold. In the event that such Management Stockholder desires to exercise an option to purchase shares of Common Stock of the Company, then such Management Stockholder may Transfer Management Shares to the extent necessary to obtain the funds to exercise such option and such Transfer shall not be included in the calculation of the percentages in this Section 1(e).

                  (f) The provisions of this Section 1 shall only apply to such Management Stockholder so long as such Management Stockholder is an executive officer of the Company at the time of any proposed Transfer.



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2.       Board Observer Rights; Committees.

                  (a) The Company agrees with the Fleming Funds that the Fleming Holders (or if no shares of Series C Preferred are held by a Fleming Holder, any Transferee), shall have the right to have up to two (2) representatives (the "Fleming Observer" or "Fleming Observers") (subject to the provisions of Section 2(b) herein) attend and participate in meetings of the Company's Board of Directors, or any committee thereof, and the Company shall permit any Fleming Observer to attend and participate in all such meetings as an observer, provided that, so long as (x) at least 50% of the Series C Preferred is outstanding, the Fleming Holders or the Transferee, as the case may be, shall have the right to have up to two (2) Fleming Observers and (y) at least 25% but less than 50% of the Series C Preferred is outstanding, the Fleming Holders or the Transferee, as the case may be, shall have the right to have one (1) Fleming Observer, and provided further that, upon the request of the Company, each Fleming Observer shall (I) execute a confidentiality agreement between the Company and such Fleming Observer, in form and substance reasonably satisfactory to the Company and (II) execute an acknowledgement to the insider trading policy of the Company. A Fleming Observer shall not have the right to vote on any matter presented to the Board or any committee thereof. The Company shall give all Fleming Observers written notice of each meeting of the Board of Directors or any committee thereof and all written materials and other information given to the Company's directors and committee members in the same manner and at the same time such notices, materials and other information are given to the directors and committee members. The Company shall reimburse any Fleming Observer for coach travel and other expenses in connection with such meetings to the same extent that the Company reimburses its directors and committee members. If the Board of Directors or any committee thereof proposes to take any action by written consent in lieu of a meeting, the Company shall give written notice thereof to all Fleming Observers prior to the effective date of such consent describing the nature and substance of such action.

                  (b) During such time that the holders of the Series C Preferred have elected at least one director to the Company's Board of Directors (or have waived their right to so elect such director) pursuant to Section 4 of the Company's Certificate of Designations with respect to the Series C Preferred (the "Investor Director"), the number of Fleming Observers that the Fleming Holders or the Transferee, as the case may be, shall be able to exercise their rights as provided in Section 2(a) shall be modified such that (x) in the event there is one (1) Investor Director, the Fleming Holders or the Transferee, as the case may be, shall have the right to have up to one (1) Fleming Observer, and (y) in the event there are two (2) Investor Directors, the Fleming Holders or the Transferee, as the case may be, shall not have the right to have any Fleming Observer.

                  (c) So long as at least 25% of the shares of Series C Preferred issued pursuant to the Stock and Warrant Purchase Agreements are outstanding, the Company, van Roon and Carden acknowledge that the parties to this Agreement desire that one Investor Director be appointed to the Executive, Compensation, Stock Option and Audit Committees of the Company's Board of Directors (provided that the holders of the Series C Preferred have exercised their right to elect an Investor Director pursuant to Section 4 of the Company's



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Certificate of Designations with respect to the Series C Preferred) and at each time the Company's Board of Directors appoints committee members, agree to use their best efforts and take any other action necessary or appropriate to ensure such appointment; provided, however, that the agreements of this paragraph (c) shall terminate with respect to an Investor Director upon the Fleming Holders' or the Transferee's delivery of a written notice to the Company, van Roon and Carden to the effect that such Investor Director need not be appointed to the aforesaid committees.


3.       Definitions.

                  As used herein, the following terms shall have the respective meanings set forth below:

                  "ACCEPTANCE NOTICE" shall have the meaning set forth in
Section 1(a) hereof.

                  "AFFILIATE" shall have the meaning given it in Section 3 of the Stock and Warrant Purchase Agreements.

                  "BOARD" OR "BOARD OF DIRECTORS" shall have the meaning given it in Section 3 of the Stock and Warrant Purchase Agreements.

                  "BUYER" shall have the meaning set forth in Section 1(a) hereof.

                  "CAPITAL STOCK" means the Common Stock (including, without limitation, any Common Stock issuable upon conversion of the Series C Preferred or upon exercise of the Warrants), Series C Preferred and any other class of equity security which the Company may issue and any securities or other rights convertible, exchangeable or exercisable for or into any Capital Stock.

                  "CARDEN" shall have the meaning set forth in the first paragraph hereof.

                  "CARDEN SHARES" shall have the meaning set forth in the Third WHEREAS clause hereof.

                  "CERTIFICATE OF DESIGNATIONS" shall have the meaning given it in Section 1(a) of the Stock and Warrant Purchase Agreements.

                  "COMMON STOCK" shall have the meaning set forth in the second WHEREAS clause hereof.

                  "COMPANY" shall have the meaning set forth in the first paragraph hereof.


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                  "FLEMING FUNDS" shall have the meaning set forth in the first paragraph hereof.

                  "FLEMING HOLDERS" shall have the meaning given it in Section 3 of the Stock and Warrant Purchase Agreements.

                  "FLEMING OBSERVER" shall have the meaning set forth in Section 2(a) hereof.

                  "FULLY DILUTED BASIS" means, with respect to the calculation of the number of shares of Capital Stock, as of each date of determination thereof, (i) all shares of Capital Stock outstanding at the time of determination and (ii) all shares of Capital Stock issuable upon the exchange, exercise or conversion of any security or other right then outstanding which is exchangeable, exercisable or convertible into Capital Stock.

                  "INCLUSION NOTICE" shall have the meaning set forth in Section 1(a) hereof.

                  "INCLUSION OFFER" shall have the meaning set forth in Section 1(a) hereof.

                  "INVESTOR" shall have the meaning set forth in the first paragraph hereof.

                  "INVESTOR DIRECTOR" shall have the meaning set forth in
Section 2(b) hereof.

                  "INVESTOR GROUP" shall have the meaning set forth in the first paragraph hereof.

                  "INVESTOR SHARES" means all Series C Preferred and Common Stock owned by the Investor Group.

                  "MANAGEMENT SHARES" shall have the meaning set forth the third WHEREAS clause hereof.

                  "MANAGEMENT STOCKHOLDER" shall have the meaning set forth in the first paragraph hereof.

                  "PERSON" means an individual, corporation, partnership, firm, association, joint venture, trust, unincorporated organization, governmental body, agency, political subdivision or other entity.

                  "PRO RATA" means with respect to a stockholder, in proportion to the number of shares of Capital Stock on a Fully Diluted Basis owned by such stockholder.

                  "SERIES C PREFERRED" shall have the meaning set forth in the first WHEREAS clause hereof.

                  "STOCK AND WARRANT PURCHASE AGREEMENTS" shall have the meaning set forth in the first WHEREAS clause hereof.



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                  "TRANSFER" means, with respect to any security, any direct or indirect sale, transfer, assignment, hypothecation, pledge or any other disposition of such security or any interest therein.

                  "TRANSFEREE" shall have the meaning given it in Section 3 of the Stock and Warrant Purchase Agreements.

                  "TRANSFEROR SHARES" shall have the meaning set forth in
Section 1(a) hereof.

                  "VAN ROON" shall have the meaning set forth in the first paragraph hereof.

                  "VAN ROON SHARES" shall have the meaning set forth in the second WHEREAS clause hereof.

                  "WARRANTS" shall have the meaning set forth in Section 1 of the Stock and Warrant Purchase Agreements.


4.       MISCELLANEOUS.

                  (a) In the event of a breach by any party to this Agreement of its obligations under this Agreement, any party injured by such breach, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Agreement. The parties agree that the provisions of this Agreement shall be specifically enforceable, it being agreed by the parties that the remedy at law, including monetary damages, for breach of any such provision will be inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived.

                  (b) Except as otherwise provided herein, no modification, amendment or waiver of any provision of this Agreement will be effective against any party hereto unless such modification, amendment or waiver is approved in writing by all parties hereto. The failure of any party to enforce any of the provisions of this Agreement will in no way be construed as a waiver of such provisions and will not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

                  (c) All covenants and agreements in this Agreement by or on behalf of any of the parties hereto will bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not.

                  (d) All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission or sent by nationally recognized overnight courier service to the parties at the following addresses or facsimile numbers:



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                  (i)      If to an Investor, to:
                           the address indicated on Schedule 1 to the Stock and Warrant Purchase Agreements.

                           with a copy to:

                           Morgan, Lewis & Bockius LLP
                           101 Park Avenue
                           New York, NY 10178
                           Facsimile No.:  (212) 309-6273
                           Attn: David W. Pollak, Esq.

                  (ii)     If to the Company, to:

                           Alyn Corporation
                           16761 Hale Avenue
                           Irvine, CA  92606
                           Facsimile No.:  (949) 475-2359
                           Attn:  Secretary

                           with a copy to:

                           Cadwalader, Wickersham & Taft
                           100 Maiden Lane
                           New York, NY  10038-4892
                           Facsimile No.:  (212) 504-6666
                           Attn:  Gerald A. Eppner, Esq.

                  (iii)    If to van Roon, to:

                           Arne van Roon
                           Alyn Corporation
                           16761 Hale Avenue
                           Irvine, CA  92606
                           Facsimile No.:  (949) 475-2359

                  (iv)     If to Carden, to:
                           Robin A. Carden
                           Alyn Corporation
                           16761 Hale Avenue
                           Irvine, CA  92606
                           Facsimile No.:  (949) 475-2359


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


                  All such notices, requests and other communications will (x) if delivered personally to the address as provided in this Section 4(d), be deemed given upon delivery, (y) if delivered by facsimile transmission to the facsimile number as provided in this Section 4(d), be deemed given upon receipt and (z) if delivered by nationally recognized overnight courier service in the manner described above to the address as provided in this Section 4(d), be deemed given on the business day following the day it was sent (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice is to be delivered pursuant to this Section 4(d)). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other parties hereto.

                  (e) The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

                  (f) If any provision of this Agreement is held to be illegal, invalid or unenforceable, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (i) such provision will be fully severable, (ii) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (iii) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (iv) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

                  (g) This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to a contract executed and performed in such State without giving effect to the conflicts of laws principles thereof.

                  (h) This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.



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                  IN WITNESS WHEREOF, the parties have duly executed this
Stockholders' Agreement as of the date first written above.

                                  ALYN CORPORATION

                                  By:____________________________________
                                        Name:  Arne van Roon
                                        Title:    Chief Executive Officer

                                  By:____________________________________
                                        Name:  Richard L. Little
                                        Title:    Chief Financial Officer

                                  With respect to the obligations contained in Sections 1, 2(c), 3 and 4 hereof only:

                                  _______________________________________
                                  Arne van Roon

                                  _______________________________________
                                  Robin Carden

                                  FLEMING US DISCOVERY FUND III, L.P.

                                  By:   FLEMING US DISCOVERY
                                           PARTNERS, L.P.,
                                        its general partner

                                  By:   FLEMING US DISCOVERY, LLC, its general
                                              partner


                                  By: _________________________________
                                        Robert L. Burr, member

                                        FLEMING US DISCOVERY OFFSHORE
                                        FUND III, L.P.

                                  By:   FLEMING US DISCOVERY
                                           PARTNERS, L.P.,
                                        its general partner

                                  By:   FLEMING US DISCOVERY, LLC, its general
                                           partner


                                  By:   ________________________________
                                        Robert L. Burr, member

                  [Signature page to Stockholders' Agreement]



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